As filed with the Securities and Exchange Commission on April 26, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	84-1169358
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

(919) 556-3056

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christopher T. Hutter

Executive Vice President and Chief Financial Officer

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

(919) 556-3056

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Paul R. Hess, Esq.

Kegler, Brown, Hill & Ritter Co., L.P.A.

65 E. State Street, Suite 1800

Columbus, Ohio 43215

(614) 462-5400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount To be Registered(1)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(4)
Primary Offering by PowerSecure International, Inc.:
Common Stock, par value $.01 per share
Preferred Stock, par value $.01 per share
Warrants(5)
Units(6)
Total Primary Offering			$70,000,000(7)	$1,634.00(7)
Secondary Offering by Selling Stockholders:
Common Stock, par value $.01 per share	675,160	$12.12(8)	$8,182,939(8)	$1,116.15
Total:			$78,182,939(8)	$2,750.15(7)

(1)	With respect to the primary offering, there are being registered hereunder an indeterminate number of shares of common stock and preferred stock, an indeterminate number of warrants to purchase common stock or preferred stock and an indeterminate number of units as may be sold by the registrant from time to time, which shall collectively have an aggregate initial offering price not to exceed $70,000,000. The securities registered hereby in the primary offering also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provides for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also registers such indeterminate number of additional shares of common stock and preferred stock as may be issuable with respect to the shares registered hereunder as the result of stock splits, stock dividends or similar transactions affecting the shares.
(2)	The proposed maximum offering price per unit and the proposed maximum aggregate offering price per class of securities will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(3)	Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act.
(5)	Includes warrants to purchase common stock and warrants to purchase preferred stock.
(6)	Any securities registered hereunder in a primary offering may be sold separately or as units with other securities registered hereunder.
(7)	An aggregate principal amount of $58,020,514 of the registrant’s securities registered hereunder are unsold securities previously registered on the registrant’s Registration Statement on Form S-3 filed May 6, 2010 (No. 333-166591) (the “Prior S-3”). Pursuant to Rule 415(a)(6) under the Securities Act, the $4,136.86 registration fee previously paid in connection with such unsold securities registered in the Prior S-3 will continue to be applied to such unsold securities in this Registration Statement, so no registration fee is required to be paid with this Registration Statement with respect to those securities because they constitute unsold securities being moved from the Prior S-3 to this replacement Registration Statement. Accordingly, the amount of the registration fee in the Calculation of Registration Fee table ($1,634.00), as to the primary offering by the registrant, relates to the additional aggregate principal amount of $11,979,486 of the registrant’s securities being registered hereunder. As a result, a total registration fee of $2,750.15 is being paid herewith, which covers both the additional securities being registered for the registrant’s primary offering ($11,979,486) plus all the securities being registered for the secondary offering by the selling stockholders ($8,182,939). Pursuant to Rule 415(a)(6) under the Securities Act, the offering of unsold securities under the Prior S-3 will be deemed terminated as of the date of effectiveness of this Registration Statement.
(8)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average high and low sale price of our common stock as reported on The Nasdaq Global Select Market on April 22, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor any selling stockholders may sell any of these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 26, 2013

PROSPECTUS

POWERSECURE INTERNATIONAL, INC

$70,000,000 of

Common Stock

Preferred Stock

Warrants

Units

and

675,160 Shares of Common Stock

We may offer and sell common stock, preferred stock, warrants and units from time to time. The preferred stock and warrants may be convertible, exercisable or exchangeable for common stock or preferred stock. The units may consist of any combination of these securities. We may offer these securities in one or more offerings, separately or together, in one or more series or classes, and in amounts or numbers, at prices and on other terms and conditions that we will determine at the time of an offering. The aggregate offering price of all securities that we may sell under this prospectus will not exceed $70,000,000.

In addition to the securities that we may offer, the selling stockholders may offer and sell up to 675,160 shares of our common stock from time to time under this prospectus. We will not receive any proceeds from the sale of common stock by the selling stockholders.

We and the selling stockholders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters, dealers or agents involved in the sale of the securities and any fees, commissions or discounts to be paid to them will be set forth in the applicable prospectus supplement.

This prospectus describes some of the general terms of these securities and the general manner in which we and the selling stockholders may offer them. When we or the selling stockholders offer and sell any of these securities, the specific terms of the securities offered, including the offering price of the securities, will be described in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we or the selling stockholders will offer these securities and may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you purchase any of the securities offered hereby.

Our common stock is listed and traded on The Nasdaq Global Select Market under the symbol “POWR.” On April 25, 2013, the last sale price of our common stock as reported on The Nasdaq Global Select Market was $13.96 per share.

Investing in our securities involves significant risks. You should carefully read the section entitled “Risk Factors” beginning on page 8 of this prospectus. The applicable prospectus supplement and any of the documents we incorporate by reference may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

You should rely only on the information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement. Neither we nor the selling stockholders have authorized any other person to provide you with information that is different from the information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement. If any person does provide you with information that differs from information that is contained or incorporated by reference in this prospectus or in any applicable prospectus supplement, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell or are soliciting an offer to buy these securities in any jurisdiction where such offers or sales are not permitted.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct of any date after their respective dates. You should not assume that the information in this prospectus or in any applicable prospectus supplement is accurate as of any date other than the date on the front of the document or that any of the information that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, even if this prospectus or any applicable prospectus supplement is delivered, or if any securities are sold on a later date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the securities, or combinations of the securities, described in this prospectus in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering, up to a total dollar amount of $70,000,000.

This prospectus provides you with a general description of the securities that we may offer and sell. Each time we offer any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering and those securities. The information in the prospectus supplement may add, update or change the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely solely on the information in that prospectus supplement. Before investing in any of the securities offered under this registration statement, you should read carefully this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

In addition, the selling stockholders may use this prospectus to offer and sell up to 675,160 shares of our common stock from time to time. We will not receive any proceeds from the sale of our common stock by the selling stockholders. The selling stockholders will deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The selling stockholders may sell their shares of common stock through any means described below under the heading “Plan of Distribution.”

This prospectus contains, and any prospectus supplement will contain, summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein or therein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should rely only on the information incorporated by reference or set forth in this prospectus or any prospectus supplement.

In this prospectus, we refer to the common stock, preferred stock, warrants and units being offered collectively as “securities.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of and made under the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements other than statements of historical fact, including statements that refer to plans, intentions, objectives, goals, strategies, hopes, beliefs, projections, prospects, expectations or other characterizations of future events or performance, and assumptions underlying the foregoing. The words “may,” “could,” “should,” “would,” “will,” “project,” “intend,” “continue,” “believe,” “anticipate,” “estimate,” “forecast,” “expect,” “plan,” “potential,” “opportunity” and “scheduled,” variations of such words, and other comparable terminology and similar expressions are often, but not always, used to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about the following:

•

our prospects, including our future business, revenues, expenses, net income, earnings per share, margins, profitability, cash flow, cash position, liquidity, financial condition and results of operations, backlog of orders and revenue, our targeted growth rate and our expectations about realizing the revenues in our backlog and in our sales pipeline;

•

the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;

•	the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flow, liquidity, financial condition and results of operations;

•

our products, services, technologies and systems, including their quality and performance in absolute terms and as compared to competitive alternatives, their benefits to our customers and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;

•	our markets, including our market position and our market share;

•	our ability to successfully develop, operate, grow and diversify our operations and businesses;

•	our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

•

the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

•	the value of our assets and businesses, including the revenues, profits and cash flow they are capable of delivering in the future;

•	industry trends and customer preferences and the demand for our products, services, technologies and systems;

•	the nature and intensity of our competition, and our ability to successfully compete in our markets;

•

fluctuations in our effective tax rates, including the expectation that with the utilization of a significant portion of our tax net operating losses in recent years our tax expense in future years will likely approximate prevailing statutory tax rates;

•	business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships; and

•	the effects on our business, financial condition and results of operations of litigation, warranty claims and other claims and proceedings that arise from time to time.

Any forward-looking statements we make are based on our current plans, intentions, objectives, goals, strategies, hopes, beliefs, projections and expectations, as well as assumptions made by and information currently available to management. Forward-looking statements are not guarantees of future performance or events, but are subject to and qualified by substantial risks, uncertainties and other factors, which are difficult to predict and are often beyond our control. Forward-looking statements will be affected by assumptions and expectations we might make that do not materialize or that prove to be incorrect and by known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, anticipated or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described in “Risk Factors” below, as well as other risks, uncertainties and factors discussed elsewhere in this prospectus or any prospectus supplement, in documents that we include as exhibits to the registration statement of which this prospectus is a part or incorporate by reference into this prospectus or any prospectus supplement, and in other reports and documents we from time to time file with the SEC and incorporate by reference in this prospectus or any prospectus supplement. In light of these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements that we make.

Any forward-looking statements contained in this prospectus or in any prospectus supplement or in any document we incorporate by reference speak only as of the date of this prospectus, such prospectus supplement or such document incorporated by reference. We undertake no duty or obligation to update or revise any forward-looking statement or to publicly disclose any update or revision for any reason, whether as a result of changes in our expectations or the underlying assumptions, the receipt of new information, the occurrence of future or unanticipated events, circumstances or conditions or otherwise.

POWERSECURE INTERNATIONAL, INC.

Who We Are

PowerSecure International, Inc., headquartered in Wake Forest, North Carolina, is a leading provider of products and services to electric utilities and to their large commercial, institutional and industrial customers.

We conduct our core operations through our Utility and Energy Technologies segment, which is the only segment that we have strategically focused on investing in and growing for the last several years. Our Oil and Gas Services segment, which we formerly referred to as our Energy Services segment, contained our non-core business operations, which ceased on-going business activities in 2011 as a result of the completion of our strategy to divest the operations of this segment.

Our Utility and Energy Technologies segment consists of our three product and service areas: our Distributed Generation products and services, our Utility Infrastructure products and services, and our Energy Efficiency products. These three groups of products and services are commonly focused on serving the needs of utilities and their commercial, institutional and industrial customers to help them generate, deliver and utilize electricity more reliably and efficiently.

Our strategy is focused on growing these three product and service areas because they address large unmet market opportunities due to their strong customer value propositions, and because they require unique knowledge and skills that utilize our core competencies. These three product and service areas share a number of common or complementary utility relationships and customer types, common sales and overhead resources, and common facilities.

Our business operates primarily out of our Wake Forest, North Carolina headquarters office, and its operations also include several satellite offices and manufacturing facilities, the largest of which are in the Raleigh and Randleman, North Carolina, McDonough, Georgia and Anderson, South Carolina areas. The locations of our sales organization and field employees are generally in close proximity to the utilities and the commercial, industrial and institutional customers they serve. Our Utility and Energy Technologies segment is operated through our largest wholly-owned subsidiary, PowerSecure, Inc.

Until the divestitures of our remaining non-core business operations in 2011, our Oil and Gas Services segment operated through our two other principal operating subsidiaries: Southern Flow Companies, Inc., which we refer to as “Southern Flow,” and WaterSecure Holdings, Inc., which we refer to as “WaterSecure.” These two businesses were sold in 2011. As a result, our WaterSecure subsidiary no longer has any on-going operating activity, and Southern Flow’s prior operations are reflected as discontinued operations in our consolidated financial statements. The sales of our WaterSecure and Southern Flow operations completed our strategy to monetize our non-core assets in order to focus on the businesses in our Utility and Energy Technologies business segment. As a result of these sales, our Oil and Gas Services segment ceased on-going business activities in June 2011.

In this prospectus, references to “PowerSecure,” “we,” “us” and “our” mean PowerSecure International, Inc. together with its subsidiaries, and references to our “PowerSecure subsidiary” means PowerSecure, Inc. alone, unless we state otherwise or the context indicates otherwise.

We were incorporated in Delaware on April 5, 1991. In August 2007, we changed our name from Metretek Technologies, Inc. to PowerSecure International, Inc. Our principal executive offices are located at 1609 Heritage Commerce Court, Wake Forest, North Carolina 27587, and our telephone number at those offices is (919) 556-3056. Our internet website address is www.powersecure.com. The contents of and the information on or accessible through our corporate website is not a part of, and is not incorporated into, this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus, and any references to our website are intended to be an inactive textual references only.

Recent Developments

Acquisition of Solais Lighting Business

On April 12, 2013, we acquired Solais Lighting, Inc., a Connecticut-based LED lighting company with a proprietary portfolio of LED lamps and fixtures for commercial and industrial applications. Solais’ innovative designs, which are covered by a variety of patents and patents pending, provide their products with enhanced light output, thermal management, optics and light quality, and aesthetics. The acquisition of Solais is intended to strengthen and complement our existing LED business through the addition of new product lines and new skill sets around product design, product commercialization and contract manufacturing and sourcing capabilities. In addition, we believe that our acquisition of Solais will enhance our capabilities in marketing LED lighting through distributor channels.

The acquisition was accomplished through a merger of Solais into a wholly-owned subsidiary of ours. As a result of the merger, the assets, properties, business, debts, liabilities and obligations of Solais prior to the merger became vested in our wholly-owned subsidiary, which was renamed “Solais Lighting, Inc.” after the merger. The merger consideration we paid to the stockholders of Solais was valued at an aggregate of $15 million, less an adjustment deducting the working capital deficit of approximately $0.2 million, and is subject to a post-closing true up adjustment of the final closing working capital balance. As a result, the aggregate merger consideration we paid consisted of approximately $6.5 million in cash plus 675,160 shares of our common stock. For purposes of the merger and the merger consideration, the shares issued to the Solais stockholders in the merger were valued at $12.22 per share, which was their volume-weighted average closing sale price as reported on the Nasdaq Global Select Market over the five trading days immediately preceding the date the Merger was completed.

The selling stockholders in this prospectus are the stockholders of Solais, and those selling stockholders may offer for sale under this prospectus some or all of the 675,160 shares of our common stock that they received from us in the merger.

Acquisition of ESCO Business

On February 28, 2013, we acquired certain assets, including contracts with customers relating to energy efficiency projects, of the energy services business, referred to as ESCO, of Lime Energy Services Co., the operating subsidiary of Lime Energy Co. The acquired ESCO business involves the design, installation and maintenance of energy conservation measures, primarily as a subcontractor to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users, as well as a prime contractor directly to such end users. The acquisition expanded our portfolio of energy efficient facility technologies and expertise, which now includes lighting solutions, HVAC system upgrades, building envelope upgrades, transformer efficiency upgrades and water conservation systems. The business serves ESCOs by providing energy efficiency solutions across a range of facilities, including high-rise office buildings, distribution facilities, manufacturing plants, retail sites, mixed use complexes, large government sites and small, local facilities.

The purchase price for the acquired ESCO assets and business consisted of approximately $1.9 million in cash, subject to a post-closing confirmation of the amount of the negative net working capital balance, plus the assumption of approximately a negative $3.6 million net working capital balance. The negative net working capital that we assumed consisted of approximately $6.3 million in accounts receivable and other current assets and approximately $9.9 million in trade payables and other debts, liabilities and obligations relating to the acquired business and assumed contracts. In connection with the acquisition of the ESCO assets and business, we assumed, and since the acquisition we have been in the process of completing the assignment of, certain contracts relating to unfinished projects in the acquired business, along with the assumption of the accounts receivables and accounts payables associated with those projects.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors and information described in our most recent Annual Report on Form 10-K, as supplemented and updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment in our securities. For more information about our SEC filings, including where you can find them, please see “Where You Can Find More Information” and “Incorporation of Documents by Reference.” In connection with any forward-looking statements included in this prospectus or the applicable prospectus supplement, you should also carefully review the cautionary statements included below under the heading “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any prospectus supplement for general corporate purposes, including but not limited to working capital, capital expenditures, pursuing growth initiatives, whether through acquisitions, joint ventures or otherwise, repayment of indebtedness or other obligations, repurchases of outstanding shares and other business opportunities. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. Accordingly, management will have broad discretion in the application of any proceeds from the sale of securities offered in this prospectus. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement. Pending any specific application of the net proceeds from the sale of securities offered in this prospectus, we may invest such net proceeds in short-term marketable securities or apply them to the reduction of indebtedness.

We will not receive any of the proceeds from any sale of shares by any of the selling stockholders.

THE SECURITIES THAT MAY BE OFFERED

The descriptions of the securities contained in this prospectus summarize the material terms and provisions of the various types of securities that we or the selling stockholders may offer. These descriptions are not meant to be complete. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may offer and sell from time to time, in one or more primary offerings:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock and/or shares of our preferred stock; and

•	units consisting of shares of our common stock, shares of our preferred stock and/or warrants in any combination.

The selling stockholders may from time to time offer shares of our common stock for resale in one or more secondary offerings.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a description of the general terms of our common stock and of certain provisions of our Second Amended and Restated Certificate of Incorporation, as amended, which we refer to as our restated certificate, and of our Amended and Restated Bylaws, which we refer to as our restated bylaws. This description is a summary only and not meant to be complete, but is qualified in its entirety by reference to the relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and to our restated certificate and of our restated bylaws. For more detailed information, you should refer to our restated certificate and our restated bylaws, which we have filed with the SEC and are available as described below under “Where You Can Find More Information,” and the DGCL.

General

Under our restated certificate, we are authorized to issue 50,000,000 shares of common stock, par value $.01 per share. As of April 15, 2013, 18,922,708 shares of common stock were issued and outstanding.

Voting Rights, Dividends and Other Rights

The holders of our common stock are entitled to one vote for each share in the election of directors and on all other matters submitted to a vote of the stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors or any preemptive rights to purchase or subscribe for our securities. Our common stock is not convertible into any other securities and is not subject to redemption by us. All outstanding shares of our common stock are, and any additional shares of our common stock that we may issue under this prospectus will upon issuance be, fully paid and non-assessable.

Subject to any preferential or other rights of the holders of any shares of preferred stock then outstanding, the holders of our common stock are entitled to receive ratably such dividends and other distributions, if any, as may be declared from time to time by our board out of funds legally available for that purpose.

In the event of the liquidation, dissolution or winding-up of our affairs, the holders of our common stock will be entitled to share ratably in our net assets that are remaining after payment or provision for payment of all of our debts and obligations and after payment of any liquidation preferences to the holders of any shares of preferred stock then outstanding.

The rights of holders of our common stock are subject to and may be adversely affected by the rights, preferences and privileges of the holders of shares of any series of preferred stock that we may issue in the future.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “POWR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Anti-Takeover Provisions

Certain provisions of Delaware law, our restated certificate and restated bylaws, and our stockholder rights plan discussed below could discourage, delay or prevent a proxy contest or other change in control or a change in management. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights.

Delaware Business Combinations Statute. We are a Delaware corporation and are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with such person’s affiliates and associates, owns (or, within three years prior, did own) 15% or more of the corporation’s voting stock.

Blank Check Preferred Stock. Our restated certificate authorizes the issuance of up to 3,500,000 shares of preferred stock, par value $0.01 per share, of which 2,000,000 shares of preferred stock were not designated as of the date of this prospectus. The board has the authority, without further approval of the stockholders, to issue and determine the powers, preferences and relative, participating, optional or other special rights of each series of preferred stock, and any qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, dividend rate, conversion or exchange rights, redemption rights and price (including sinking fund provisions) and liquidation preference. The board can issue shares of preferred stock in one or more series and fix the number of shares constituting any such series and the designation thereof. The rights and preferences of any series of preferred stock that we issue in the future could adversely affect the voting power and ownership interest of holders of our common stock. See “Description of Preferred Stock” below.

Classified Board of Directors and Limitation on Removal of Directors. Our restated certificate provides that our board is divided into three classes, each serving staggered three-year terms, so that only approximately one-third of the directors are elected at each annual meeting of stockholders. All directors elected to our classified board will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board may be removed only for cause and only by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated bylaws contain provisions requiring that, in order for nominations to the board or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. Generally, for an annual meeting, a stockholder’s notice must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting, provided if the date of the annual meeting is not within 30 days before or after such anniversary date, notice by the stockholder must be delivered not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of the annual meeting was first made. The notice must set forth specific information regarding the proposing stockholder, the proposed business or director nominee and such other information, and the stockholder must follow the procedures, specified in the restated bylaws. Such requirements in our restated bylaws are in addition to the requirements set forth in the rules and regulations of the SEC under the Exchange Act. If it is determined that a nomination or other business was not properly brought before a meeting in accordance with our restated bylaw provisions, such business will not be conducted and such nominee will be disregarded at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our Chairman of the board, our President or by our Secretary at the request in writing of a majority of our board. Business to be transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the special meeting.

No Stockholder Action by Written Consent. Our restated certificate and our restated bylaws require that any action required or permitted to be taken by the stockholders must be taken at a duly called meeting of the stockholders and may not be taken by written consent without a meeting.

Size of the Board. Our restated bylaws provide that the number of directors which shall constitute the whole board shall be fixed from time to time by the board, provided it shall be not less than four or more than nine.

Filling Board Vacancies. Under our restated bylaws, any vacancy and any newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the remaining directors, even if less than a quorum, and the director so chosen will hold office until the election of the class of directors for such directorship.

Super-Majority Stockholder Vote Required for Certain Actions. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to authorize a merger, consolidation, sale of all or substantially all assets or similar transaction or to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate requires the affirmative vote of the holders of not less than 80% of our outstanding voting shares in order for us to consolidate or merge with or into another corporation, to cause a combination or majority share acquisition, to sell, transfer or otherwise dispose of all or substantially all of our assets or to dissolve, unless two-thirds of our board approves that action or transaction. In addition, our restated certificate provides that our restated certificate and our restated bylaws can only be amended or repealed by the affirmative vote of the holders of not less than 80% of our outstanding voting shares, unless two-thirds of our board approves such amendment or repeal.

Other Provisions in our Restated Certificate. Our restated certificate contains other provisions that could have the effect of discouraging, delaying or preventing a third party from attempting to acquire us. For example, our restated certificate contains a fair price provision that sets minimum price requirements for potential acquirers under certain conditions. In addition, our restated certificate contains anti-greenmail provisions which limit our ability to repurchase shares of common stock from significant stockholders.

Limitation of Liability and Indemnification of Officers and Directors. Our restated certificate and restated bylaws contain provisions permitted under the DGCL eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. In addition, our restated certificate and restated bylaws contain provisions requiring us to indemnify our directors and officers to the fullest extent permitted by the DGCL. We have also entered into indemnification agreements with our directors and executive officers providing them with broad rights of indemnification to the fullest extent permitted by law.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 3,500,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares are designated as Series B and intended for a previous private placement, 500,000 shares are designated as Series C, and 2,000,000 shares are undesignated and available for issuance as “blank check” preferred stock. As of April 15, 2013, no shares of our preferred stock were outstanding.

The following description of the general terms of our preferred stock is a summary only and not meant to be complete, but is qualified in its entirety by reference to our restated certificate and to the certificate of designations relating to any new series of preferred stock we offer hereunder. The particular terms of any series of preferred stock we offer will be described in the related prospectus supplement. For more detailed information, you should read the applicable prospectus supplement, along with our restated certificate, which we have filed, and the certificate of designations related to any new series of preferred stock we offer under this prospectus, which prior to offering hereunder we will file, with the SEC as exhibits incorporated by reference into the registration statement of which this prospectus forms a part and are or will be available as described under “Where You Can Find More Information.”

Our board is authorized, without stockholder approval, to issue shares of our preferred stock from time to time in one or more series and to fix and designate the powers, preferences and relative, participation, optional or other special rights, and any qualifications, limitations or restrictions, of each series of preferred stock, including any:

•	voting rights;

•	dividend rate;

•	conversion or exchange rights;

•	redemption rights and price (including sinking fund provisions); and

•	liquidation preferences.

Our board may fix the number of shares constituting any series and the designations of these series. The powers, preferences and relative, participation, optional or other special rights, and any qualifications, limitations or restrictions, of each series will be fixed by a certificate of designation relating to each series. If we issue shares of any series of preferred stock under this prospectus, the prospectus supplement relating to each series will specify the terms of the preferred stock, including, if applicable, the following:

•	the maximum number of shares in the series and the distinctive designation;

•	the number of shares offered and the initial offering price;

•

the terms on which dividends, if any, will be paid, including the rate of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and whether any dividends will be cumulative or noncumulative;

•	the terms of any preemptive rights;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•

the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock, including the conversion price, rate or other manner of calculation, conversion period and anti-dilution provisions, if applicable;

•	the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs, including liquidation preference amount;

•

any limitation on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	the voting rights, if any, on the shares of the series;

•	any material federal income tax consequences; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the general terms and provisions of the warrants that we may offer under this prospectus. While the terms summarized below may apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

The complete terms and provisions of any series of warrants that we may offer under this prospectus will be contained in the specific warrant agreements and warrant certificates applicable to that series along with any supplemental agreements and any other documents applicable to the series of warrants, and all of such documents will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus is a part. The following summary of the material terms and provisions of warrants we may offer under this prospectus are subject to, and qualified in their entirety by reference to, all of the terms and provisions of the warrants agreements and warrant certificates and any supplemental agreements and any other documents applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to any series of warrants that we offer under this prospectus, as well as the warrant agreements and warrant certificates and any supplemental agreements and related documents that contain the terms of that series of warrants.

General

We may issue warrants to purchase shares of our common stock or our preferred stock, or a combination thereof, in one or more series. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from these securities.

Each series of warrants may be evidenced by warrant certificates that we will issue under a separate warrant agreement. We may enter into each warrant agreement with a warrant agent. We will indicate the name and address of any warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

If we issue any warrants pursuant to this prospectus, we will describe in the applicable prospectus supplement the terms of each series of warrants, including, as applicable, the following:

•	the title of the series of warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the securities purchasable upon exercise of the warrants;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	if the warrants are issued in a unit together with one or more other securities, the designation and terms of any securities with which the warrants are issued;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or the number of securities issuable upon exercise of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

•	the manner in which the warrant agreement and warrants may be modified;

•	any material U.S. federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or the right to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth in the warrant certificate and in the applicable prospectus supplement the information that the holders of the warrants will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of warrants may, without the consent of the related warrant agent or the holder of any other warrants, enforce by appropriate legal action its right to exercise, and to receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the general terms and provisions of the units that we may offer under this prospectus. While the terms summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below.

The complete terms and provisions of any units that we may offer under this prospectus will be contained in the specific unit agreements applicable to those units along with any supplemental agreements and any documents applicable to the securities comprising the units, which documents will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus is a part. The following summary of the material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all of the terms and provisions of the unit agreements and any supplemental agreements applicable to a particular series of units as well as any documents applicable to the securities comprising the units. We urge you to read the applicable prospectus supplement related to any series of units that we offer under this prospectus, as well as the unit agreement and any supplemental agreements and related documents that contain the terms of the units or the securities included in the units.

We may issue units, in one or more series, consisting of one or more shares of common stock, shares of preferred stock and/or warrants in any combination. Each unit will be issued so that the holder of the unit will also be treated as the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

If we issue any units pursuant to this prospectus, we will describe in the applicable prospectus supplement the terms of and other information relating to such units, including, as applicable, the following:

•	the title of the units;

•	the aggregate number of units;

•	the price or prices at which the units will be issued;

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	the effect of any merger, consolidation, sale or other transfer of our business on the units and the applicable unit agreement;

•	the name and address of any unit agent;

•	the terms of the governing unit agreement;

•	any applicable material U.S. Federal income tax consequences; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock”, “Description of Preferred Stock” and “Description of Warrants”, will apply to each unit, as applicable, and to any common stock, preferred stock or warrant included in each unit.

SELLING STOCKHOLDERS

In addition to covering the offer and sale of securities by us, this prospectus covers the offer and resale by the selling stockholders of up to 675,160 shares of our common stock. As used in this prospectus, the term “selling stockholders” includes each of the selling stockholders listed in the table below, and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

As described above under “PowerSecure International, Inc. – Recent Developments – Acquisition of Solais Lighting Business”, on April 12, 2012 we issued 675,160 shares of our common stock to the former stockholders of Solais, in a private placement in connection with our acquisition of Solais, which was merged into our wholly-owned subsidiary.

The following table sets forth:

•	the name of each of the selling stockholders;

•	the number of shares of our common stock beneficially owned by each such selling stockholder as of April 15, 2013;

•	the number of shares of our common stock being offered for the account of such selling stockholder under this prospectus; and

•	the number of shares of our common stock beneficially owned by each selling stockholder upon completion of this offering, assuming all shares offered under this prospectus are sold.

The information in the table below is based solely on information supplied to us by the selling stockholders, and we have not independently verified such information. Each of the selling stockholders may sell all, some or none of the shares offered under this prospectus. We do not know how long the selling stockholders will hold their shares before selling them, and we currently have no agreements, arrangements or understandings with any selling stockholders regarding the sale of any of the shares. James D. Leahy is the President, and certain of the other selling stockholders are employees, of our Solais Lighting, Inc. subsidiary. Except as described in the foregoing sentence and in the footnotes provided below and other than as a result of the ownership of our shares, none of the selling stockholders has held any position, office or other material relationship with us or any of our affiliates within the past three years.

	Shares Beneficially Owned Prior to Offering(1)(2)		Shares Being Registered For Sale	Shares Beneficially Owned After Offering(2)(3)
Name of Selling Stockholder	Number	Percent		Number	Percent
A&A Enterprises, Inc.(4)	4,710	*	4,710	0	*
William V. Attardi	277	*	277	0	*
David Beatty(5)	15,045	*	15,045	0	*
Derek Beatty	4,710	*	4,710	0	*
Glenn R. Bordfeld(6)	14,641	*	14,641	0	*
Lisa Marie Botticelli	436	*	436	0	*
Vincent James Browning	110,803	*	110,803	0	*
David Brumbelow	503	*	503	0	*
Laurie L. Carr	1,050	*	1,050	0	*
Connecticut Innovations, Incorporated(7)	76,207	*	76,207	0	*
FreshTracks Capital II, L.P.(8)	84,433	*	84,433	0	*
Mark A. Giresi	4,327	*	4,327	0	*
Christopher W. Hartswick(9)	4,135	*	4,135	0	*
Stephen Johnson(10)	5,550	*	5,550	0	*
Colleen Kelly Kishore	2,062	*	2,062	0	*
James D. Leahy(11)	137,212	*	137,212	0	*
Matthew Scott LeBlanc	757	*	757	0	*
Long River Ventures II, L.P.(12)	83,842	*	83,842	0	*
Jennifer Anne Mark	251	*	251	0	*
David Mintz	1,492	*	1,492	0	*
Nextgen Lighting LLC(13)	85,777	*	85,777	0	*
Brendan O’Keefe Quinn(14)	2,896	*	2,896	0	*
Ross Pirasteh	16,199	*	16,199	0	*
Michael Preston	2,340	*	2,340	0	*
Thomas R. Shanley	2,087	*	2,087	0	*
Richard Stam	7,125	*	7,125	0	*
George Stroumboulis	5,513	*	5,513	0	*
Armando Vargas	503	*	503	0	*
Willard L. Warren	277	*	277	0	*

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	Except as otherwise indicated, each selling stockholder named in the table has sole voting and investment power with respect to all common stock beneficially owned by such stockholder. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.
(2)	The percentages shown are calculated based on 18,892,708 shares of common stock outstanding as of April 15, 2013.
(3)	There is no assurance that the selling stockholders will sell all or any portion of the shares being registered for sale. For purposes of this table, we have assumed that, upon completion of the offering, the selling stockholders will have sold all of the shares covered by this prospectus and will not have acquired beneficial ownership of any additional shares.

(4)	Abbot G. Apter has the power to exercise investment and voting discretion over the shares held by A&A Enterprises, Inc.
(5)	Mr. Beatty was a member of the board of directors of Solais until November 2011.
(6)	Mr. Bordfeld was Vice-President — Sales of Solais until February 2012.
(7)	Peter V. Longo is the Executive Vice President and Chief Investment Officer of Connecticut Innovations, Incorporated and has the power to exercise investment and voting discretion over the shares held by Connecticut Innovations, Incorporated. Kevin Crowley, an employee of Connecticut Innovations, Incorporated, was a member of the board of directors of Solais until April 12, 2013.
(8)	COBV, LLC is the General Partner of FreshTracks Capital II L.P. Addison Management, Inc. is the Manager of COBV, LLC. Timothy C. Davis, Lee E. Bovyea and Cairn G. Cross have the power to exercise investment and voting discretion over the shares held by FreshTracks Capital II L.P.
(9)	Mr. Hartswick is currently Vice-President — Product Development and Design of Solais.
(10)	Mr. Johnson is currently Chief Technical Officer of Solais.
(11)	Mr. Leahy is currently President of Solais.
(12)	Long River Capital Partners II, LLC is the General Partner of Long River Ventures II, L.P. Word D. Peake and William R. Cowen are the Managers of Long River Capital Partners II, LLC and have the power to exercise investment and voting discretion over the shares held by Long River Ventures II, L.P.
(13)	Christopher C. Brown has the power to exercise investment and voting discretion over the shares held by Nextgen Lighting LLC.
(14)	Mr. Quinn was a member of the Board of Directors of Solais from 2010 to 2012.

We will pay all expenses of the registration of the shares of common stock to be offered by the selling stockholders under this prospectus including, without limitation, SEC filing fees and expenses and compliance with state securities laws, except that the selling stockholders will pay any underwriting discounts and selling commissions incurred by them in connection with such sales. We will indemnify the selling stockholders against liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

LEGAL OWNERSHIP OF SECURITIES

We can issue the securities covered by this prospectus in registered form or in the form of one or more global securities. The applicable prospectus supplement will describe the manner in which the securities offered thereby will be issued.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the securities offered under this prospectus from time to time in one or more of the following methods:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods.

In addition, the manner in which we may sell some or all of the securities offered under this prospectus includes, without limitation, through:

•	block trades;

•	purchasers by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary broker transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We and the selling stockholders may distribute securities from time to time in one or more transactions:

•	at a fixed offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each time we sell securities, a prospectus supplement will describe the method of distribution of the securities. The prospectus supplement will include the following information as to each offering of securities hereunder:

•	the terms of the offering;

•	the names of any underwriters (including any managing underwriters), dealers or agents, and the amount so securities underwritten or purchased by each of them, if any;

•	the purchase price or public offering price of the securities;

•	the net proceeds to us or the selling stockholders from the sale of the securities;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions or fees paid to agents or other items constituting agents’ compensation.

Sales Through Underwriters or Dealers

If underwriters are used in a sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, at negotiated prices or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters without a syndicate. Unless the prospectus supplement otherwise provides, the obligations of the underwriters to purchase the securities will be subject to certain conditions set forth in the applicable underwriting agreement, and subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if they purchase any of them, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We or the selling stockholders may use underwriters with whom we or they have a material relationship. We will describe any such material relationship in the prospectus supplement, naming the underwriter, the nature of any such relationship.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific minimum. Short-covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short position. Penalty bids permit the underwriters to reclaim a selling commission from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. These activities may cause the market price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue these activities at any time.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of fees, discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any such underwriter or agent and will describe any compensation paid to them.

If dealers are used in the sale of securities, we and any selling stockholders will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Dealers may allow other dealers to participate in resales. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or any selling stockholders may sell the securities directly, where no underwriters or agents would be involved.

We or any selling stockholders may sell the securities through agents designated from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay to the agent in the applicable prospectus supplement. Unless the applicable prospectus supplement states otherwise, any agent will use its best efforts to sell the securities for the account of us or the selling stockholders for the period of its appointment.

We or any selling stockholders may sell the securities directly to certain types of institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement. We or any selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Remarketing Arrangements

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Contracts

If indicated in the prospectus supplement, we or any selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Additional Provisions Applicable to Selling Stockholders

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

Instead of selling the shares of common stock under this prospectus, the selling stockholders also may resell all or a portion of their shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Derivative Transactions

We or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or the selling stockholders may loan or pledge securities to a financial institution or other third party that in turn may sell those securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents may receive compensation, trading gain or other benefits from these transactions.

Other Types of Transactions

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (d) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the securities which is not expected to exceed that customary in the types of transactions involved. We will describe in the applicable prospectus supplement the terms of any agreements or arrangements with broker-dealers, including volume limitations on sales, parties to the agreement and the conditions under which the agreement or arrangement may be terminated.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

General Information

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Except for common stock, the securities offered hereby may not be listed on a national securities exchange. Any underwriters may make a market in these securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guaranty the liquidity of the trading markets for any securities.

We or the selling stockholders may provide the underwriters, dealers, agents and remarketing firms with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that they may make with respect to these liabilities.

From time to time, we or our affiliates may engage in transactions with these underwriters, dealers, agents and remarketing firms in the ordinary course of business. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum aggregate discounts, commissions, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

There is no assurance we will sell all or any of the securities offered under this prospectus.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio.

EXPERTS

The consolidated financial statements of PowerSecure International, Inc. and subsidiaries as of December 31, 2012 and December 31, 2011 and for the three year period ended December 31, 2012, and the consolidated financial statements of Marcum Midstream 1995-2 Business Trust and subsidiary as of August 31, 2012 and December 31, 2011 and for the three fiscal year period ended August 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012 have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their reports thereon, which are included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such reports by Hein & Associates LLP, given on the authority of such firm as experts in accounting and auditing.

The financial statements of Solais Lighting, Inc. as of December 31, 2012, and for the one year period then ended, included in our Current Report on Form 8-K/A filed with the SEC on April 26, 2013, have been audited by Fiondella, Milone & LaSaracina LLP, independent registered public accounting firm, as set forth in their report thereon, which are included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such reports by Fiondella, Milone & LaSaracina LLP, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with respect to the securities offered by this prospectus with the SEC under the Securities Act. This prospectus is only part of the registration statement and does not include all of the information contained in the registration statement and the exhibits to the registration statement. You can obtain a copy of the registration statement, including the exhibits filed with it, from the SEC as indicated below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these materials by writing to the SEC and paying a fee for the copying cost. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our reports and other information that we file with the SEC are also available to the public on the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, on our website located at www.powersecure.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. The contents of and the information on or accessible through our corporate website and our investor relations website are not a part of, and are not incorporated into, this prospectus or any report or document we file with or furnish to the SEC and any references to these websites are intended to be an inactive textual references only.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents filed separately by us with the SEC. The information that we incorporate by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference from information contained in documents that we file later with the SEC, which will automatically update and supersede this information.

We incorporate by reference into this prospectus the documents listed below, which we have filed with the SEC (in each case, File No. 001-12014):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 7, 2013;

•

our Current Reports on Form 8-K filed on January 28, 2013, February 20, 2013, March 1, 2013, March 7, 2013, March 19, 2013, April 15, 2013, April 23, 2013 and April 26, 2013 (but, in each case, excluding information furnished but not filed therein);

•

our definitive Proxy Statement filed on April 22, 2013 in connection with our 2013 Annual Meeting of Stockholders, but only to the extent incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 8, 2007, which incorporates by reference the description of our common stock set forth in the section entitled “Description of Securities” in our Post-Effective Amendment No. 1 to, and Post-Effective Amendment No. 1 to Form S-3 on, Registration Statement on Form S-2 (File Nos. 333-116155 and 333-96369) filed with the Securities and Exchange Commission on April 14, 2005, and any amendments or reports filed with the SEC for the purpose of updating such descriptions.

We also incorporate by reference into this prospectus information contained in any reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to the completion or termination of the offering of the securities covered by this prospectus, other than information that is furnished but not filed with the SEC under those filings.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that previous statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost, a copy of any and all of the information that is incorporated by reference in this prospectus. Requests for such documents shall be directed to:

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

Attention: Investor Relations

Telephone: (919) 556-3056

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized any person to provide you with any information that is different from that contained in this prospectus or incorporated by reference in this prospectus.

We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction in which such an offer, sale or solicitation is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant in connection with the issuance and offering of the securities being registered in this registration statement, other than underwriting and other broker, dealer and other selling discounts and commissions. Underwriting and other selling discounts and commissions in connection with the offering of common stock by a selling stockholder will be payable by the applicable selling stockholder. The selling stockholders will not bear any portion of the below expenses. All amounts shown in the table below, other than the SEC registration fee, are estimates:

SEC registration fee	$25,000.00
Accounting fees and expenses	(1)
Legal fees and expenses	(1)
Printing and Engraving expenses	(1)
Miscellaneous expenses (including trustee and transfer agent fees)	(1)

Total	$(1)

(1)	These fees and expenses will be dependent on the number, amount and nature of offerings under this registration statement and, therefore, cannot be estimated at this time. Additional information regarding estimated fees and expenses will be provided at the time information as to an offering is included in a prospectus supplement.

Item 15.	Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides for the indemnification of the directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations.

As permitted by Section 145 of the DGCL, the Registrant’s Second Restated Certificate of Incorporation (“Restated Certificate”) permits the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact such person is or was an officer or director of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Registrant is also permitted to indemnify the same persons against expenses, including attorneys’ fees, actually and reasonably incurred by such persons in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the Registrant under the same conditions, except that no indemnification will be made in respect to any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant unless, and only to the extent that, the adjudicating court determines that such indemnification is proper under the circumstances. To the extent such persons are successful on the merits or otherwise in defense of any such action, suit or proceeding, such indemnification is mandatory. The Registrant may also pay the expenses incurred in any such action, suit or proceeding in advance of its final disposition, upon receipt of an appropriate undertaking by such person. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, or under any provision of the Registrant’s Restated Certificate, by-laws, or under any agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions of the Registrant’s Second Restated Certificate will in any way diminish or adversely affect the rights of any person to indemnification thereunder in respect of any occurrences or matters arising before any such repeal or modification.

The Registrant’s Amended and Restated By-Laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the extent permitted by the DGCL.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate also eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, relating to unlawful payments of dividends or unlawful stock purchases or redemptions; and (iv) for any transaction from which a director derived an improper personal benefit.

As permitted by Section 145 of the DGCL, the Registrant’s Restated Certificate also authorizes the Registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the Registrant. The Registrant and its directors and executive officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers that require the Registrant to indemnify such persons to the fullest extent permitted by the Registrant’s certificate of incorporation, by-laws or law against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity, and to advance expenses to them relating to indemnification suits, and which establish certain additional procedural protections that will apply in the event a director or officer makes a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which follows the signature page to this Registration Statement and is incorporated herein by reference.

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wake Forest, State of North Carolina on the 26th day of April, 2013.

POWERSECURE INTERNATIONAL, INC.

By:	/S/ SIDNEY HINTON
Sidney Hinton President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sidney Hinton, Christopher T. Hutter and Paul R. Hess, jointly and severally, with full power to act without the joinder of others, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-3, and any additional registration statement related hereto for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ SIDNEY HINTON	President, Chief Executive Officer	April 26, 2013
Sidney Hinton	and Director
(Principal Executive Officer)

/s/ CHRISTOPHER T. HUTTER	Executive Vice President, Chief Financial Officer,	April 26, 2013
Christopher T. Hutter	Treasurer and Secretary
(Principal Financial Officer)

/s/ GARY J. ZUIDERVEEN	Vice President of Financial Reporting,	April 26, 2013
Gary J. Zuiderveen	Controller, Principal Accounting Officer, Assistant Treasurer and Assistant Secretary (Principal Accounting Officer)

/s/ ANTHONY D. PELL	Director	April 26, 2013
Anthony D. Pell

/s/ KEVIN P. COLLINS	Director	April 26, 2013
Kevin P. Collins

/s/ JOHN A. (ANDY) MILLER	Director	April 26, 2013
John A. (Andy) Miller

/s/ THOMAS J. MADDEN	Director	April 26, 2013
Thomas J. Madden III

/s/ W. KENT GEER	Director	April 26, 2013
W. Kent Geer

S-1

POWERSECURE INTERNATIONAL, INC.

Form S-3

Exhibit Index

The following exhibits are filed herewith or incorporated herein by reference:

(1.1)	Form of Underwriting Agreement*

(3.1)	Second Restated Certificate of Incorporation of Registrant. (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-3, Registration No. 333-96369.)

(3.2)	Certificate of Ownership and Merger, as filed with the Secretary of State of the State of Delaware on August 22, 2007, merging PowerSecure International, Inc. into Registrant and amending Registrant’s Second Amended and Restated Certificate of Incorporation to change the Registrant’s name to PowerSecure International, Inc. (Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on August 22, 2007.)

(3.3)	Certificate of Amendment to the Second Restated Certificate of Incorporation of PowerSecure International, Inc., filed with the Secretary of State of the State of Delaware on June 19, 2012. (Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-182214.)

(3.4)	Amended and Restated By-Laws of Registrant. (Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on April 10, 2009.)

(4.1)	Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-18, Registration No. 33-44558.)

(4.2)	Form of Preferred Stock Certificate. *

(4.3)	Form of Certificate of Designations for Preferred Stock.*

(4.4)	Form of Warrant Agreement (including form of Warrant Certificate).*

(4.5)	Form of Unit Agreement (including form of Unit Certificate).*

(5.1)	Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A. (Filed herewith.)

(12.1)	Statement regarding Computation of Ratio of Earnings to Fixed Charges.*

(23.1)	Consent of Hein & Associates LLP (Filed herewith.)

(23.2)	Consent of Fiondella, Milone & LaSaracina LLP (Filed herewith.)

(23.3)	Consent of Kegler, Brown, Hill & Ritter Co. L.P.A. (Included in Exhibit 5.1.)

(24.1)	Powers of Attorney, (Included on Signature Page.)

*	If applicable, to be filed either by an amendment to this Registration Statement or as an exhibit to a Current Report on Form 8-K or other report filed with the Securities and Exchange Commission pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.